KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

November 6, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Fund listed in Appendix I (the Fund) and, under the date of October 29, 2024, we reported on the financial statements of the Fund as of and for the years ended August 31, 2024 and 2023. On October 24, 2024, we were notified that the Fund appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending August 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Fund’s financial statements as of and for the year ended August 31, 2024, and the issuance of our reports thereon. On October 29, 2024, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Fund included under Item 8 of Form N-CSR dated November 6, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Fund’s statement in section b of Item 8 of Form N-CSR.

Very truly yours,

Attachment

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Appendix I

Nuveen Investment Trust II

Nuveen Equity Long/Short Fund (SBGP)